Exhibit 10.1

GlycoGenesys Inc. & Veristat Inc.

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”), dated May 2, 2005 (“Effective Date”), is entered into by and between GlycoGenesys Inc., a Delaware corporation with its principal place of business at 31 St. James Avenue, Boston, Massachusetts 02116 (“GlycoGenesys”), and Veristat Inc., 356 Washington Street, Holliston, MA 01746 (“Provider”).

WHEREAS, GlycoGenesys desires to retain the services of Provider, and Provider desires to perform such services for GlycoGenesys.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, GlycoGenesys and Provider agree as follows:

1.	Work Order. Each individual work engagement performed under this Agreement will be defined by a Work Order in the form of the template attached as Exhibit A. Each Work Order shall be signed by both parties and will describe the services to be performed (“Services”), the schedule for the performance of the Services (the “Period of Performance”), any identifiable work product to be delivered by Provider (“Deliverables”), the travel fees and reimbursable expenses, if any, the fixed price or hourly rate for the Services (“Fees”), and any other terms that apply to that specific Work Order (“Special Terms”). The Work Order is not effective without an accompanying GlycoGenesys Purchase Order. Each Work Order, together with its respective Purchase Order and the terms of this Agreement, constitutes a separate contract that will be effective upon execution of both the Work Order and the Purchase Order by an authorized corporate officer from GlycoGenesys and Provider. Each Work Order shall be governed by the terms of this Agreement. Except for the Special Terms in the Work Order, this Agreement will take precedence in the event of a conflict between the terms of this Agreement and the Work Order.

2.	Services. Provider shall perform the Services in accordance with the highest professional standards of skill, care and diligence and in compliance with the applicable study protocol all applicable laws and regulations, including, as applicable, ICH Guideline for Good Clinical Practice, FDA Good Clinical Practices, or Good Laboratory Practices; and the Food, Drug & Cosmetic Act (“FDCA”) and FDA regulations and guidelines, and with any other applicable laws (including, without limitation, the Animal Welfare Act (7 U.S.C. § 2131 et seq.), the Health Insurance Portability and Accountability Act, as may be amended, and the implementing regulations thereunder, the Occupational Safety and Health Act of 1970, the Hazardous Materials Transportation Act, and the Immigration and Reform Control Act). GlycoGenesys shall supply Provider with access to its information and property as may be reasonably required and as detailed in the Work Order to permit Provider to perform the Services hereunder. Provider shall cooperate with GlycoGenesys’ personnel and shall not interfere with the conduct of GlycoGenesys’ business and, while on the premises of GlycoGenesys, shall observe all rules, regulations and security requirements of GlycoGenesys concerning the safety of persons and property.

3.	Compensation.

3.1	Service Fees (Hourly). If the Work Order is priced as an hourly rate or on a time and materials basis, GlycoGenesys shall pay Provider the Service Fees at the rate(s) set forth in the Work Order for “time worked”. Time worked is the time spent performing the tasks described in the Work Order; for example, time working on or discussing Deliverables or spent in meetings related to the tasks described in the Work Order and shall exclude meal times and commuting times. Service Fees for time worked at the travel location shall be paid at the rates specified in the Work Order. Without prior GlycoGenesys approval, Service Fees for “time worked” at a travel destination (a location other than GlycoGenesys’s offices at 31 St. James Avenue, Boston MA) shall not exceed eight times the standard hourly rate for any calendar day. The actual amount to be paid may be more or less than listed in the Purchase Order and Work Order, but shall not exceed the maximum dollar amount(s) specified in each Order without prior written approval from GlycoGenesys and the issuance of a modified Purchase Order and Work Order.

3.2	Service Fee (Fixed Price Deliverable). If the Work Order is fixed price for completing a specific task, GlycoGenesys shall pay Provider the fixed price according to the payment schedule set forth in the Work Order.

3.3	Travel Fees. If specifically authorized in the Work Order, GlycoGenesys will pay travel fees for the actual time spent traveling (from departure of home/principal place of business to specified travel destination, and subsequent return trip) at the travel rate set forth in the Work Order.

3.4	Reimbursement of Expenses. If specifically authorized in the Work Order, GlycoGenesys shall reimburse Provider for all reasonable and necessary travel and other out-of-pocket expenses incurred or paid by Provider in connection with the performance of travel specified in the Work Order to perform the Services under such Work Order. Provider shall submit to GlycoGenesys itemized monthly statements, in a form satisfactory to GlycoGenesys, of expenses incurred in the previous month and shall provide receipts for all expenses exceeding $25.

3.5	Invoicing. Provider shall submit to GlycoGenesys, in a form satisfactory to GlycoGenesys, monthly invoices of Services performed in the previous month for hourly Service Fees or as specified in the payment schedule set forth in the Work Order for Fixed Price Deliverable work orders. Invoices shall be submitted to GlycoGenesys Inc., 31 St. James Avenue, Boston, MA 02116, Attention: Accounts Payable. Invoices shall contain the following information:

a. Provider’s name and address

b. Provider’s Tax Identification Number

c. Purchase Order number

d. Provider’s invoice number and date

e. Description of Service invoiced, including applicable line number

f. Hourly or unit price, number of hours worked or items delivered

g. Total amount of invoice

h. Name, title, and telephone number of person to be notified in the event of a defective invoice

i. Payment address

3.6	Payments. GlycoGenesys shall pay invoices within thirty (30) days after receipt of a proper invoice from Provider.

3.7	Taxes. All Fees for services rendered and expenses set forth in the Work Order shall include sales tax, VAT and any other applicable taxes or duties and GlycoGenesys shall not be responsible for any taxes imposed upon Provider that the Provider is responsible to collect not set forth therein.

4.	Term and Termination.

4.1	Term. Unless earlier terminated as set forth below, this Agreement commences on the Effective Date and shall continue until the later of five (5) years from the date of this Agreement or completion of the last effective Work Order executed prior to such 5-year period pursuant to this Agreement.

4.2	Termination by GlycoGenesys. In the event that Provider is in default of any of its material obligations under this Agreement and fails to remedy such default within fifteen (15) days after receipt of written notice thereof, GlycoGenesys shall have the right to terminate this Agreement. GlycoGenesys may terminate this Agreement for any other reason upon thirty (30) days prior written notice or any individual Work Order upon ten (10) days prior written notice to Provider.

4.3	Termination by Provider. In the event that GlycoGenesys is in default of any of its material obligations under this Agreement and fails to remedy such default within fifteen (15) days after receipt of written notice thereof, Provider shall have the right to terminate this Agreement.

4.4	Effect of Termination. In the event of termination of this Agreement for any reason other than default by Provider, Provider shall be entitled to payment for Services performed prior to the effective date of termination, including reimbursement of expenses as set forth in Section 3.3. Such payments shall constitute full settlement of any and all rights of Provider to receive payment from GlycoGenesys with respect to services performed under this Agreement. Upon any expiration or termination of this Agreement, the obligations under Sections 4.4, 5-9, 11, and 14-17 shall survive.

5.	Records, Inspection, and Audit. Provider agrees to maintain accurate books and records in connection with Provider’s performance of the Services. Unless returned to GlycoGenesys pursuant to Section 7 below, all such books and records (including, without limitation, all papers, correspondence, data, information, reports, records, receipts, and other sources of information relating to the Services) will be held for a period of the longer of two (2) years after the expiration or termination of this Agreement or the period required by the US Food and Drug Administration or other regulatory agency. GlycoGenesys representatives may, at any time and at GlycoGenesys’s expense, inspect and audit Provider’s compliance with the provisions of this Agreement, including Provider’s books and records in connection with Provider’s performance of the Services hereunder.

6.	Return of Documents. Upon the request of GlycoGenesys, Provider shall return to GlycoGenesys all drawings, documents and other tangible or electronic manifestations of Proprietary Information (as defined below) received or generated by Provider in connection with performance of the Services (and all copies and reproductions thereof) and shall not retain any copies, extracts, analyses, or other reproductions, in whole or in part, of such written material, except one copy may be retained by Provider in confidence for archival purposes only.

7.	Proprietary Information. Provider acknowledges that Provider’s relationship with GlycoGenesys is one of high trust and confidence and that in the course of Provider’s service to GlycoGenesys Provider will have access and contact with Proprietary Information.

7.1 Proprietary Information. The term “Proprietary Information” shall mean all scientific, technical, trade or business information of GlycoGenesys (or of third parties) disclosed to Provider or generated by Provider in the performance of the Services, whether or not in writing, of a confidential or proprietary nature, including any portion of analyses, compilations, forecasts, studies or other documents prepared by Provider which contains such information. By way of illustration, but not limitation, Proprietary Information may include inventions, know-how, products, processes, methods, techniques, assays, formulas, compositions, compounds, projects, developments, plans, protocols, investigator brochures, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists and contacts at or knowledge of customers or prospective customers of GlycoGenesys.

7.2 Disclosure of Proprietary Information. Except as expressly permitted in this Section 7, during the term of this Agreement and for a period of five (5) years thereafter but in no event earlier than seven (7) years from the date hereof, Provider shall hold in confidence and shall not directly or indirectly disclose, communicate or in any way divulge to any person, any Proprietary Information, without the prior written consent of GlycoGenesys. Provider shall use such Proprietary Information only for the purpose of performing the Services and shall not use or exploit such Proprietary Information for Provider’s benefit or the benefit of another without the prior written consent of GlycoGenesys. Provider shall not provide or grant any third party access to the Proprietary Information. During the term of this Agreement and thereafter,

Provider shall exercise all commercially reasonable precautions to physically protect the integrity and confidentiality of the Proprietary Information.

7.3 Limitation on Obligations. The obligations of Provider specified in Section 7.2 above shall not apply, and Provider shall have no further obligations, with respect to any Proprietary Information to the extent Provider can demonstrate, by clear and convincing evidence, that such Proprietary Information:

a.	was known or used by Provider prior to the date of disclosure to Provider, as evidenced by the prior written records of Provider;

b.	either before or after the date of disclosure to Provider, is lawfully disclosed to Provider by an independent, unaffiliated third party rightfully in possession of the Proprietary Information;

c.	either before or after the date of disclosure to Provider, becomes published or generally known to the public through no fault or omission on the part of Provider, but such inapplicability applies only after such information is published or becomes generally known; or

d.	is required to be disclosed by Provider to a third party to comply with applicable laws or to comply with governmental regulations; provided, that Provider provides prior written notice of such disclosure to GlycoGenesys as promptly as practicable and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure including assisting GlycoGenesys to obtain assurances that Proprietary Information will be accorded to the confidential treatment disclosed pursuant to this Section 7.

8.	Ownership of Work Product. All Work Product (as defined below), and all right, title and interest therein, shall be and at all times remain the exclusive property of GlycoGenesys and Provider shall have no rights therein. To the extent that such Work Product shall not constitute a work made for hire, Provider hereby expressly assigns to GlycoGenesys all right, title and interest in and to all such Work Product, and shall execute and deliver to GlycoGenesys any and all documentation reasonably required by GlycoGenesys to evidence such ownership and/or assignment. For the purposes of this Agreement, “Work Product” means all work product of Provider produced, developed or discovered by Provider pursuant to or in connection with performances of Services under this Agreement, including all reports, data, materials, ideas, know-how, information, software, specifications, inventions, writings, discoveries, patents, copyrights, trademarks, trade secrets and designs, along with all proprietary and other rights that may now or in the future exist therein or be appurtenant thereto. Provider shall mark all Work Product with GlycoGenesys’s copyright or other proprietary notice as directed by GlycoGenesys and shall take all actions deemed necessary by GlycoGenesys to perfect GlycoGenesys’s rights therein. Provider agrees that GlycoGenesys (or any third party entrusting its own confidential information to GlycoGenesys) is and shall remain the exclusive owner of the Proprietary Information and all patent, copyright, trademark, trade secret, and other intellectual property rights in such Proprietary Information or arising therefrom. Except as expressly set forth in this Agreement, no option, license, or conveyance of such rights to Provider is granted or implied under this Agreement. The statistical methods, SAS programming, and other processes of general applicability utilized by Provider or produced by Provider under this Agreement but which are not deliverable to GlycoGenesys are not considered “Work Product” under this provision and shall remain Veristat property.

9.	Representations and Covenants. Provider represents that Provider’s performance under this Agreement does not, and shall not, breach any agreement that obligates Provider to keep in confidence any trade secrets or confidential or proprietary information of any other party or to refrain from competing, directly or indirectly, with the business of any other party. Provider represents that it shall not disclose to GlycoGenesys any trade secrets or confidential or proprietary information of any other party. Each party represents and warrants that it has the full power and authority to undertake the obligations set forth in this Agreement and that it has not entered into, and shall not enter into, any other agreements that would render it incapable of satisfactorily performing its obligations hereunder. Provider further represents that neither Provider nor Provider’s principals, employees or consultant’s performing services for GlycoGenesys (a) are presently debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any Federal agency, including the U.S. Food and Drug Administration (“FDA”) or (b) have within a three-year period preceding this Agreement, had one or more contracts terminated for default by any Federal agency, including the FDA. No debarred person will in the future be employed by Provider in connection with responsibilities or obligations of Provider under this Agreement. . Provider agrees to immediately disclose in writing to GlycoGenesys if any employee or agent is debarred or disqualified or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to the best of Provider’s knowledge, threatened, relating to the debarment or disqualification of Provider or any person performing services hereunder. If applicable, pursuant to 21 CFR 312.52, at the request of GlycoGenesys, Provider will provide in writing a Notice of Transfer of Obligations. Provider agrees to diligently carryout all transferred obligations and responsibilities in compliance with all applicable laws, regulations, policies and guidelines as well as the terms specified herein. Provider represents that it has or shall obtain agreements with all employees, consultants and advisors who participate in rendering the services hereunder which (a) impose confidentiality obligations on such personnel consistent with the terms hereunder and (b) effectively vest in Provider any and all rights which such personnel might otherwise have in the results of their work and are adequate to permit Provider to transfer such rights to GlycoGenesys under Section 8 of this Agreement.

10.	Infringement Indemnification. Provider hereby agrees to defend, indemnify and hold GlycoGenesys harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of any claim that the Deliverables and/or any Work Product provided hereunder infringes or violates any copyright, trade secret, or other intellectual property right of a third party, and will pay all costs and damages arising from such claim. Additionally, Provider will obtain for GlycoGenesys, at no cost to GlycoGenesys, the right to continue using the Deliverables and/or Work Product, or replace or modify the Deliverables and/or Work Product so that it becomes non-infringing. Notwithstanding this provision, however, Provider is not responsible for defending, indemnifying, and holding GlycoGenesys harmless for claims of infringement or violation arising from any failure by GlycoGenesys to maintain a proper MedDRA license to accept MedDRA coded data from Provider. Further, Provider is not responsible for obtaining a license for GlycoGenesys to receive MedDRA coded data from Provider.

11.	No Use of Name. Except to the extent required by law or regulation, neither party shall use the name of the other party in any advertising, publicity or other commercial activities without the prior written permission of the other party.

12.	Assignment. Provider may not assign this Agreement nor any its rights or obligations without the prior written consent of GlycoGenesys. This Agreement may be assigned by GlycoGenesys to any of its affiliates or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates, or in the event of its merger, consolidation, or change in control or similar transaction. Any other assignment by GlycoGenesys shall require Provider’s prior written consent, which consent shall not be unreasonably withheld or delayed. Any purported assignment or attempt to assign, or any delegation or attempt to delegate, in violation of this Section 12 shall be void and without effect. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.	Subcontractors. Provider shall not subcontract any Services without the prior written consent of GlycoGenesys and subject to such additional terms, including adjustments to billing rates, as GlycoGenesys shall reasonably request. In the event any Services are so subcontracted, the subcontract shall contain provisions which are at least as protective of GlycoGenesys’s rights as this Agreement. If a Work Order provides for a named individual(s) to perform the Services, only such named individual(s) may perform the Services. Provider will use its best efforts to minimize the amount of turnover of key personnel on a Work Order.

14.	Notices. Any notice or communication required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if sent by hand; recognized national overnight courier; confirmed facsimile transmission; confirmed e-mail transmission; or mailed by certified mail, postage prepaid, return receipt requested, addressed to such other party at its respective address as follows:

If to Provider:

Veristat Inc.
356 Washington Street
Holliston, MA 01746
Attn: John Balser
Phone: 508-429-7340 extension 15
Fax: 508-429-5741
E-mail: _john.balser@veristatinc.com

If to GlycoGenesys: (i) with respect to non-contractual or technical matters, at the address set forth in the Work Order or (ii) with respect to contractual matters, at the address below:

GlycoGenesys Inc.
31 St. James Avenue
Boston, MA 02116
Attn: William O. Fabbri, Esq. General Counsel
Phone: (617) 422-0674
Fax: (6127) 422-0675
E-mail: wfabbri@glycogenesys.com

15.	Solicitation of Employees. Provider agrees that, during the term of this Agreement and for a period of one (1) year thereafter, it will not directly solicit, recruit, or hire any employee of GlycoGenesys. Nothing herein shall preclude a GlycoGenesys employee from pursuing and securing employment opportunities with another party on such employee’s own initiation.

16.	Equitable Relief. Provider agrees that any breach of this Agreement will cause GlycoGenesys substantial and irreparable damages and, therefore, in the event of any such breach, in addition to other remedies which may be available, GlycoGenesys shall have the right to seek specific performance and other injunctive and equitable relief.

17.	Miscellaneous. Provider is an independent contractor and shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or other benefits, made available to employees of GlycoGenesys. Nothing contained in this Agreement shall be construed or implied to create an agency, partnership, or employment relationship between GlycoGenesys and Provider. Except as expressly provided herein, neither party shall have the authority to contract or incur expenses on behalf of the other. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, that provision shall be stricken and the remainder of this Agreement shall continue in full force and effect; provided, however, that the parties shall renegotiate an acceptable replacement provision so as to accomplish, as nearly as possible, the original intent of the parties. Any disputes or claims arising under this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to any choice of law principles that would dictate the application of the laws of another jurisdiction. Any action brought pursuant to or in connection with this Agreement shall be brought only in the state or federal courts within the Commonwealth of Massachusetts and Provider submits to the personal jurisdiction of the courts of the Commonwealth of Massachusetts and waives any objections to venue of such courts. This Agreement represents the entire agreement of the Parties and expressly supersedes all previous written or oral communications between the Parties. No amendment, alteration, or modification of this Agreement or any exhibits attached hereto shall be valid unless executed in writing by authorized signatories of both Parties. The failure of any party hereto to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that or any other provision or right.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

GLYCOGENESYS INC.		PROVIDER

By:	/s/ Bradley J Carver	By:	/s/ John Balser
	Bradley J Carver		John Balser

Title:	CEO and President	Title:	President

Fed. Tax ID or Social Security EIN